Exhibit 5.1
Alston&Bird llp
90 Park Avenue
New York, New York 10016
212-210-9400
Fax: 212-210-9444
www.alston.com
March 29, 2007
RARE Hospitality International, Inc.
8215 Roswell Road, Bldg. 600
Atlanta, GA 30350

Re:	RARE Hospitality International, Inc.— Registration Statement on Form S-3, filed with the Securities and Exchange Commission on March 29, 2007
Ladies and Gentlemen:
     We are furnishing this opinion letter to you pursuant to Item 16 of the Securities and Exchange Commission’s (the “Commission”) Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the registration by RARE Hospitality International, Inc., a Georgia corporation (the “Company”), of (i) $125,000,000 aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due November 15, 2026 (the “Notes”) issued pursuant to an Indenture, dated as of November 22, 2006 (the “Indenture”) among the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), and (ii) 2,871,125 shares of common stock, no par value per share (the “Common Stock”), issuable upon conversion of the Notes (the “Shares”), each to be sold from time to time by the securityholders of the Company named under the caption “Selling Securityholders” (the “Selling Securityholders”) in the Company’s prospectus, dated March 29, 2007, as updated by any related prospectus supplements thereto (collectively, the “Prospectus”), included in the above-referenced Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Act”), and all amendments thereto (collectively, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.
     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the Board of Directors and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
     As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Company in connection with the issuance of the Notes and the related obligation to, upon the occurrence of certain circumstances, issue the Shares, certificates and statements of responsible officers of the Company, and

One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309-3424 404-881-7000 Fax: 404-881-7777	Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	The Atlantic Building 950 F Street, NW Washington, DC 20004 202-756-3300 Fax: 202-756-3333

RARE Hospitality International, Inc.
March 29, 2007

certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.
     In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:
(1)	The Notes have been duly and validly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors rights generally and subject to general principles of equity (regardless of whether considered in equity or law).

(2)	The Shares are duly authorized and reserved for issuance by the Company upon conversion of the Notes, and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.
     This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and the Prospectus and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the fifth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark F. McElreath

Mark F. McElreath A Partner